Exhibit 3.4

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

KISSES FROM ITALY, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK,

SERIES B PREFERRED STOCK

AND

SERIES C PREFERRED STOCK

Kisses From Italy Inc., a Florida corporation (the “Company”), in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act DOES HEREBY CERTIFY:

FIRST: These Articles of Amendment were adopted by the Board of Directors of the Company (the “Board”) on December 19, 2019 in the manner prescribed by Section 607.1002 of the Florida Business Corporation Act. Shareholder action was not required.

SECOND: That pursuant to the authority vested in the Board in accordance with the provisions of the Articles of Incorporation of the Company filed with the Secretary of State of the State of Florida on March 17, 2013, as amended by the amendment filed with the Secretary of State of the State of Florida on May 11, 2018 (the “Articles”), the Board adopted the following resolutions on December 19, 2019 designating (i) one million five hundred thousand (1,500,000) shares of the Company’s authorized preferred stock as “Series A Preferred Stock”; (ii) five million (5,000,000) shares of the Company’s authorized preferred stock as “Series B Preferred Stock”; and (iii) one million (1,000,000) shares of the Company’s authorized preferred stock as “Series C Preferred Stock”:

RESOLVED, pursuant to the authority vested in the Board in accordance with the provisions of the Articles, a series of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company be and hereby are created, and that the designation and number of shares thereof, and the voting and other rights, preferences, restrictions and other matters relating to each such series are as follows:

Terms of

Series A Preferred Stock

1.         Designation and Amount. The shares of such series of Preferred Stock shall be designated Series A Preferred Stock (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock shall be one million five hundred thousand (1,500,000). No other shares of preferred stock shall be designated as Series A Preferred Stock.

2.         Dividends. The holders of the Series A Preferred Stock shall not be entitled to dividends until and unless determined by the Board.

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3.         Liquidation Preference.

(a)       The holders of the Series A Preferred Stock shall be entitled to receive, on a pari passu basis with any other series of stock in parity with the Series A Preferred Stock, distributions out of the assets legally available for such distributions. In the event the assets of the Company are insufficient to pay the amounts owed to holders of Series A Preferred Stock and any other parity stock upon liquidation, all available assets shall be paid ratably to the holders of Series A Preferred Stock and any parity stock, on a pari passu basis in accordance with their respective liquidation preferences, and the holders of Common Stock and any other junior stock shall receive nothing.

(b)       The Series A Preferred Stock shall rank pari passu with the Series C Preferred Stock for purposes of this section.

(c)       Upon the holders of any series of stock senior to the Series A and Series C Preferred Stock having received the distributions to which they are entitled, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Series A and Series C Preferred Stock on an as converted basis pro rata in proportion to the number of shares of Common Stock held by each holder. Upon the holders of the Series A and Series C Preferred Stock and the holders of any other series of stock in parity with the Series A and Series C Preferred Stock having received the distributions to which they are entitled, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Common Stock and any other series of stock in parity with the holders thereof pro rata in proportion to the number of shares held by each holder.

4.         Voting Rights.

(a)       Except as otherwise provided in this Certificate of Designation, in the Articles or as expressly required by law, each share of Series A Preferred Stock shall entitle the holder thereof to three hundred (300) votes for each share of Series A Preferred Stock, as of the record date for the determination of stockholders entitled to vote and to notice of any stockholders’ meeting in accordance with the By-laws (the “By-laws”) of the Company.

(b)       Except as otherwise provided in this Certificate of Designation, in the Articles or as expressly required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together as a single class on all matters presented to stockholders, and not as separate classes.

(c)       The Company shall not effect, or agree to effect, any amendment of this Certificate of Designation which pertains to this Section regarding the terms of the Series A Preferred Stock without the consent of the holder or holders of at least sixty-six and two-thirds (66 2/3%) percent of the shares of Series A Preferred Stock then outstanding.

5.         Conversion. The Series A Preferred Stock shall not be convertible.

6.         Restriction on Transferability. The shares of the Series A Preferred Stock shall not, directly or indirectly, be sold, hypothecated, transferred, assigned or disposed of in any manner without the prior written consent of the Board and applicable securities laws.

7.        Other Preferences and Rights. The shares of the Series A Preferred Stock shall have no other preferences, rights, restrictions or qualifications, except as otherwise provided by law or the Articles.

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Terms of

Series B Preferred Stock

1.         Designation and Amount. The shares of such series of Preferred Stock shall be designated Series B Preferred Stock (the “Series B Preferred Stock”). The number of shares constituting the Series B Preferred Stock shall be five million (5,000,000). No other shares of preferred stock shall be designated as Series B Preferred Stock.

2.         Dividends. The holders of the Series B Preferred Stock shall not be entitled to dividends until and unless determined by the Board.

3.         Liquidation Preference.

The holders of the Series B Preferred Stock shall not be entitled to receive any distributions upon a liquidation of the Company.

4.         Voting Rights. Except as otherwise provided in this Certificate of Designation, in the Articles or as expressly required by law, the holders of Series B Preferred Stock shall not be entitled to vote on any matter presented to stockholders of the Company.

5.         Conversion.

(a)       The holder of any shares of Series B Preferred Stock shall have the right, at such holder’s option, at any time or from time to time, to convert such shares into shares of Common Stock, in a conversion ratio equal to two (2) times (200%) the price paid for the Series B Preferred Stock based on the following formula (such conversion formula in effect from time to time, the “Conversion Ratio”):

Ratio =	Premium Rate x Maximum Price
Market Price

where:

Ratio =	the number of shares of Common Stock immediately following such conversion.

Premium Rate =	two hundred percent (200%).

Maximum Price =	the aggregate purchase price determined by the Board upon the issuance of the Series B Preferred Stock.

Market Price =	the weighted average closing market price of the Common Stock for the last five trading days prior to the Conversion Date (as defined below),

provided, however, that the Conversion Ratio shall not be below the Minimum Price as provided in Section 6 below.

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(b)       The holder of any shares of Series B Preferred Stock may exercise the conversion rights set forth herein by delivering to the Company or any transfer agent of the Company for the Series B Preferred Stock as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank to the Company (if required by it) (or such holder shall notify the Company or any transfer agent that such certificate(s) have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of common stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made or as provided below in Section 5(g) (the “Conversion Date”).

(c)       As promptly as practicable thereafter, the Company shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of the Common Stock of record on the applicable Conversion Date. The Company shall not close its books against the transfer of shares of Series B Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series B Preferred Stock. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of the Series B Preferred Stock representing the unconverted portion of the certificate so surrendered.

(d)       No fractional shares of common stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered, or deemed surrendered, pursuant to subsection (c) above, for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series B Preferred Stock so surrendered. Any fractional share which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock (after aggregating all shares of Series B Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

(e)       The Company shall reserve, free from preemptive rights, out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series B Preferred Stock.

(f)        All shares of common stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Company, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

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(g)       Each holder of shares of Series B Preferred Stock shall be entitled to receive written notice from the Company, by overnight delivery or first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the Company, of any proposed dividend or distribution, liquidation, dissolution or winding up of the Company, or any Business Combination (as defined below), at least ten (10) days prior to the date on which any such event is scheduled to occur, and, at any time prior to, or conditioned upon the consummation of and to occur immediately prior to, such liquidation, dissolution or winding up or Business Combination, to convert any or all of such holder’s shares of Series B Preferred Stock into shares of Common Stock pursuant to this Section 5. The notice of any such event shall at a minimum specify the consideration to be received by stockholders in such event in the aggregate, the consideration to be received on a per share basis by the holders of common stock and the consideration to be received on a per share basis by the holders of Series B Preferred Stock. The term “Business Combination” shall mean (x) a merger, share exchange or consolidation of the Company with any other company or entity; (y) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by the Company of all or substantially all of the Company’s assets; or (z) any agreement, contract or other arrangement providing for any of the foregoing transactions.

6.         Minimum Price. The Board shall have the discretion to establish a Minimum Price with respect to the Conversion Ratio. If the Board makes such determination, it shall inform the holders of the Series B Preferred Stock thereof. In the event the Board establishes a Minimum Price with respect to an issuance of Series B Preferred Stock, then the Conversion Ratio shall be as follows:

Ratio =	Premium Rate x Maximum Price
Minimum Price

where:

Ratio =	the number of shares of Common Stock immediately following such conversion.

Premium Rate =	two hundred percent (200%).

Maximum Price =	the aggregate purchase price the holder paid for the Series B Preferred Stock.

Market Price =	the lesser of (X) the weighted average closing market price of the Common Stock for the last five trading days prior to the Conversion Date (as defined below) or (Y) the price established by the Board as being the Minimum Price.

7.         Restriction on Transferability. The shares of the Series B Preferred Stock shall not, directly or indirectly, be sold, hypothecated, transferred, assigned or disposed of in any manner without the prior written consent of the Board and applicable securities laws.

8.         Other Preferences and Rights. The shares of the Series B Preferred Stock shall have no other preferences, rights, restrictions or qualifications, except as otherwise provided by law or the Articles.

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Terms of

Series C Preferred Stock

1.         Designation and Amount. The shares of such series of Preferred Stock shall be designated Series C Preferred Stock (the “Series C Preferred Stock”). The number of shares constituting the Series C Preferred Stock shall be one million (1,000,000). No other shares of preferred stock shall be designated as Series B Preferred Stock.

2.         Dividends. The holders of the Series C Preferred Stock shall not be entitled to dividends until and unless determined by the Board.

3.         Liquidation.

(a)       In the event of any liquidation, dissolution or winding up of the Company, no distribution shall be made to holders of shares of capital stock of the Company ranking junior to the Series C Preferred Stock upon liquidation, dissolution or winding up of the Company, unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received an amount per share equal to the per share Maximum Price (the “Liquidation Amount”). For example, if the holder paid $100 for 100 shares of Series C Preferred Stock, the Liquidation Amount would be $1.00.

(b)       The holders of the Series C Preferred Stock shall be entitled to receive on a pari passu basis with any other series of stock in parity with the Series C Preferred Stock distributions out of the assets legally available for such distributions. In the event the assets of the Company are insufficient to pay the amounts owed to holders of Series C Preferred Stock and any other parity stock upon liquidation, all available assets shall be paid ratably to the holders of Series C Preferred Stock and any parity stock, on a pari passu basis in accordance with their respective liquidation preferences, and the holders of the Series A and Series B Preferred Stock and any other junior stock shall receive nothing.

(c)       The Series C Preferred Stock shall rank pari passu with the Series A Preferred Stock for purposes of this section.

(d)       Upon the holders of any series of stock senior to the Series A and Series C Preferred Stock having received the distributions to which they are entitled, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Series A and Series C Preferred Stock on an as converted basis pro rata in proportion to the number of shares of Common Stock held by each holder. Upon the holders of the Series A and Series C Preferred Stock and the holders of any other series of stock in parity with the Series A and Series C Preferred Stock having received the distributions to which they are entitled, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Common Stock and any other series of stock in parity with the holders thereof pro rata in proportion to the number of shares held by each holder.

4.         Voting Rights. Except as otherwise provided in this Certificate of Designation, in the Articles or as expressly required by law, the holders of Series C Preferred Stock shall not be entitled to vote on any matter presented to stockholders of the Company.

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5.         Conversion.

(a)       The holder of any shares of Series C Preferred Stock shall have the right, at such holder’s option, at any time or from time to time, to convert such shares into shares of Common Stock, in a conversion ratio equal to three (3) times (300%) the price paid for the Series C Preferred Stock based on the following formula (such conversion formula in effect from time to time, the “Conversion Ratio”):

Ratio =	Premium Rate x Maximum Price
Market Price

where:

Ratio =	the number of shares of Common Stock immediately following such conversion.

Premium Rate =	three hundred percent (300%).

Maximum Price =	the aggregate purchase price the holder paid for the Series C Preferred Stock.

Market Price =	the weighted average closing market price of the Common Stock for the last five trading days prior to the Conversion Date (as defined below),

provided, however, that in the event that the Market Price is less than $0.10 per share (the “Minimum Price”), the Minimum Price shall be substituted for the Market Price in calculating the Conversion Ratio.

(b)       The holder of any shares of Series C Preferred Stock may exercise the conversion rights set forth herein by delivering to the Company or any transfer agent of the Company for the Series C Preferred Stock as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank to the Company (if required by it) (or such holder shall notify the Company or any transfer agent that such certificate(s) have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of common stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made or as provided below in Section 5(g) (the “Conversion Date”).

(c)       As promptly as practicable thereafter, the Company shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of the Common Stock of record on the applicable Conversion Date. The Company shall not close its books against the transfer of shares of Series C Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series C Preferred Stock. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of the Series C Preferred Stock representing the unconverted portion of the certificate so surrendered.

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(d)       No fractional shares of common stock or scrip shall be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered, or deemed surrendered, pursuant to subsection (c) above, for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series C Preferred Stock so surrendered. Any fractional share which would otherwise be issuable upon conversion of any shares of Series C Preferred Stock (after aggregating all shares of Series C Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

(e)       The Company shall reserve, free from preemptive rights, out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series C Preferred Stock.

(f)       All shares of common stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Company, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

(g)       Each holder of shares of Series C Preferred Stock shall be entitled to receive written notice from the Company, by overnight delivery or first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the Company, of any proposed dividend or distribution, liquidation, dissolution or winding up of the Company, or any Business Combination (as defined below), at least ten (10) days prior to the date on which any such event is scheduled to occur, and, at any time prior to, or conditioned upon the consummation of and to occur immediately prior to, such liquidation, dissolution or winding up or Business Combination, to convert any or all of such holder’s shares of Series C Preferred Stock into shares of Common Stock pursuant to this Section 5. The notice of any such event shall at a minimum specify the consideration to be received by stockholders in such event in the aggregate, the consideration to be received on a per share basis by the holders of common stock and the consideration to be received on a per share basis by the holders of Series C Preferred Stock. The term “Business Combination” shall mean (x) a merger, share exchange or consolidation of the Company with any other company or entity; (y) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by the Company of all or substantially all of the Company’s assets; or (z) any agreement, contract or other arrangement providing for any of the foregoing transactions.

6.         Restriction on Transferability. The shares of the Series C Preferred Stock shall not, directly or indirectly, be sold, hypothecated, transferred, assigned or disposed of in any manner without the prior written consent of the Board and applicable securities laws.

7.         Other Preferences and Rights. The shares of the Series C Preferred Stock shall have no other preferences, rights, restrictions or qualifications, except as otherwise provided by law or the Articles.

Remainder of Page Intentionally Omitted; Signature Pages to Follow

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of this 19th day of December, 2019.

KISSES FROM ITALY INC.

By: /s/ Claudio Ferri
Name: Claudio Ferri
Title: Chief Executive Officer

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